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                                EXHIBIT  11 (a)

                   COMMERCIAL METALS COMPANY AND SUBSIDIARIES

          CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE*

                       (In thousands except share data)


                                                                     Nine months ended
                                                                           May 31,
                                                                 --------------------------
                                                                    1994             1993
                                                                 ----------       ---------
  Net earnings                                                      $17,140          $14,152

  Weighted average number
     of shares outstanding                                       14,787,290       10,785,070

  Dilutive effect of stock option and
     purchase plans, after application
     of treasury stock method                                       349,431          255,142

  Shares used in calculating primary
     net earnings per share before                                                11,040,212
     December 1993 four-for-three
     stock split

  Adjustment for December 1993
     four-for-three stock split                                                    3,680,071

  Shares used in calculating primary                             15,136,721       14,720,283
     net earnings per share

  Earnings per share before the
     December 1993 four-for-three stock split                                          $1.28

  Earnings per share after the
     December 1993 four-for-three stock split                         $1.13            $0.96


  *Fully diluted earnings per share are identical to primary earnings per share.


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